                                               EXHIBIT 12-2

          PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES
   COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
            AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                           SEC METHOD
                             ($000)

                                                    6 MONTHS
                                                      ENDED
                                                    06/30/94
                                                    --------
NET INCOME                                          $275,434

ADD BACK:
- - INCOME TAXES:
     OPERATING INCOME                                172,362
     NON-OPERATING INCOME                             11,414
                                                     -------
     NET TAXES                                       183,776

- - FIXED CHARGES:
     INTEREST APPLICABLE TO DEBT                     195,622
     ANNUAL RENTALS                                    3,667
                                                     -------
     TOTAL FIXED CHARGES                             199,289

EARNINGS REQUIRED FOR PREFERRED DIVIDENDS:
     DIVIDENDS ON PREFERRED STOCK                     21,617
     ADJUSTMENT TO PREFERRED DIVIDENDS*               14,423
                                                     -------
                                                      36,040

FIXED CHARGES AND PREFERRED DIVIDENDS               $235,329
                                                    ========

EARNINGS BEFORE INCOME TAXES AND
     FIXED CHARGES                                  $658,499
                                                    ========
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
     AND PREFERRED STOCK DIVIDEND REQUIREMENTS          2.80
                                                        ====




 * ADDITIONAL CHARGE EQUIVALENT TO EARNINGS REQUIRED
   TO ADJUST DIVIDENDS ON PREFERRED STOCK TO A PRE-TAX BASIS
